                                                                     EXHIBIT 5.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Methanex Corporation

We consent to the use of:

      (a) our report dated March 4, 2005 on the consolidated balance sheets of Methanex Corporation as at December 31, 2004 and 2003 and the consolidated statements of income, shareholders' equity and cash flows for the years then ended; and

      (b) our report dated March 4, 2005 on the Supplemental Information entitled "Reconciliation with United States Generally Accepted Accounting Principles" of Methanex Corporation as at December 31, 2004 and 2003, and for the years then ended, both incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus contained in the registration statement on Form F-9.



/s/ KPMG LLP
Chartered Accountants
Vancouver, Canada
July 27, 2005